Exhibit 5.1

1600 Pioneer Tower 888 SW Fifth Avenue
Portland, Oregon 97204
503.221.1440

August 15, 2011

The Board of Directors
Key Technology, Inc.
150 Avery Street
Walla Walla, Washington  99362

Key Technology, Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Key Technology, Inc., an Oregon corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of the Company’s Registration Statement on Form S-8 of even date herewith (the "Registration Statement").  The Registration Statement registers 500,000 shares of the Company’s common stock, no par value (the "Original Issuance Shares"), that may be issued by the Company under the Company’s 2010 Equity Incentive Plan (the "Plan").

In our capacity as such counsel, we have reviewed the Registration Statement and the corporate actions of the Company in connection with this matter, and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, and other instruments as we have deemed necessary or appropriate for the purposes of the opinion hereinafter expressed.

In rendering the opinion set forth below, we have assumed that if issued in physical form, certificates representing the Original Issuance Shares will be manually signed by an authorized officer of the transfer agent and registrar for the Company and registered by such transfer agent and registrar or, if issued in book entry form, such transfer agent and registrar will appropriately register such issuance in the books and records of the Company and issue an appropriate account statement evidencing the Shares credited to the recipient's account.  We have also assumed that (i) the Original Issuance Shares will be issued in accordance with the terms of the Plan, and (ii) each agreement setting forth the terms of each grant of options or other awards under the Plan

August 15, 2011

is or will be consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto.

Based upon and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Original Issuance Shares have been duly authorized by all necessary corporate action, and when issued and sold by the Company against payment therefor pursuant to the terms of the Plan, the Original Issuance Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed with the Registration Statement under the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Tonkon Torp LLP

RLG/TPP:ars